Exhibit 99

                                        Contact: Rick DeLisi
February 18, 2004         Director, Corporate Communications
Page 1 of 2                                   (703) 650-6019

       Atlantic Coast Airlines Holdings, Inc. Announces
 Proposed Offering of $125 Million Convertible Senior Notes

Dulles, VA, (February 18, 2004) - Atlantic Coast Airlines Holdings, Inc. (Nasdaq/NM: ACAI), parent of Atlantic Coast Airlines (ACA), today announced that it intends to offer-subject to market and other conditions-$125 million of Convertible Senior Notes due 2034 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The notes will bear interest, and will be convertible into shares of the company's common stock at a rate and price to be determined. The company expects to grant the initial purchaser of the notes an option to purchase up to an additional $25 million aggregate principal amount of the notes.

The company intends to use the net proceeds of this offering for working capital and general corporate purposes, including, without limitation, for purchasing aircraft, financing the acquisition of aircraft, paying security deposits and pre-payment obligations on aircraft.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ACA currently operates as Delta Connection and United Express in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport-to be called Independence Air. The company has a fleet of 144 aircraft-including a total of 120 regional jets-and offers 800 daily departures, serving 80 destinations. ACA employs approximately 4,100 aviation professionals.



Statements in this press release and by Company executives regarding its implementation of new business strategies, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. These risks and uncertainties are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. These statements are made as of February 18, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.